SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

BIOLARGO, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which investment applies:
(2)	Aggregate number of securities to which investment applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

Nature’s Best Solution

BioLargo, Inc.

3500 W. Garry Avenue

Santa Ana, California 92704

(949) 643-9540

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 24, 2015

To the Stockholders of BioLargo, Inc.:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of BioLargo, Inc. The Annual Meeting will be held on Wednesday, June 24, 2015, at 10:00 a.m. local time, at our offices located at 3500 W. Garry Avenue, Santa Ana, California 92704.

The expected actions to be taken at the Annual Meeting are described in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. Included with the Proxy Statement is a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. We encourage you to read the Annual Report. It includes our audited financial statements and information about our operations, markets and services.

Stockholders of record as of April 27, 2015 may vote at the Annual Meeting.

We are pleased to inform you that this year we will be taking advantage of the “Notice and Access” method of providing proxy materials via the Internet. On or about May 6, 2015, we will be mailing to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report for the fiscal year ended December 31, 2014 and how to vote. This notice also contains instructions on how to receive a paper or e-mail copy of the proxy materials. We believe that this method will expedite your receipt of proxy materials, help conserve natural resources and reduce our printing and mailing costs.

Your vote is important. Whether or not you plan to attend the meeting, please promptly vote and submit your proxy by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope. Returning the proxy card will ensure your representation at the meeting but does NOT deprive you of your right to attend the meeting and to vote your shares in person. The Proxy Statement explains more about the proxy voting. Please read it carefully. We look forward to seeing you at the Annual Meeting.

Sincerely

Dennis P. Calvert
President and Chief Executive Officer

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

Date:      Wednesday June 24, 2015

Time:      10:00am local time

Place:      BioLargo, Inc.

3500 W. Garry Avenue

Santa Ana, CA 92704

Matters to be voted on:

1.

A proposal to elect the following seven individuals to our Board of Directors: Dennis P. Calvert, Kenneth R. Code, Gary A. Cox, Dennis E. Marshall, Joseph L. Provenzano, Kent C. Roberts II, and John S. Runyan.

2.	Advisory approval of the Company’s executive compensation.

3.	A proposal to ratify the appointment of Haskell & White LLP as our independent public accounting firm for the 2015 fiscal year.

The Annual Meeting will also address such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on April 27, 2015 are entitled to notice of and to vote at the Annual Meeting. A Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and how to vote will be mailed on or about May 6, 2015 to all stockholders entitled to vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS Dennis P. Calvert President and Chief Executive Officer April 30, 2015

 Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on Wednesday, June 24, 2015. The Proxy Statement and the Annual Report to Stockholders are available at www.BioLargoReport.com.

YOUR VOTE IS IMPORTANT.

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. FOR SPECIFIC INSTRUCTIONS ON VOTING, PLEASE REFER TO THE INSTRUCTIONS INCLUDED WITH THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR THE PROXY CARD OR VOTING INSTRUCTION CARD INCLUDED WITH THE PROXY MATERIALS.

TABLE OF CONTENTS

TO

PROXY STATEMENT

OF

BIOLARGO, INC.

Index of Exhibits

Exhibit A: Form of Notice of Internet Availability of Proxy Materials

BIOLARGO, INC.

PROXY STATEMENT FOR 2015

ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed Proxy is solicited on behalf of the Board of Directors of BioLargo, Inc. (“BioLargo” or the “Company”), for use at the Annual Meeting of Stockholders to be held on Wednesday, June 24, 2015, at 10:00 a.m. local time (the “Annual Meeting”), and at any postponement or adjournment thereof. The Annual Meeting will be held at the Company’s office at 3500 W. Garry Avenue, Santa Ana, California 92704. The purposes of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders.

As permitted by the rules adopted by the Securities and Exchange Commission, or SEC, we are making these proxy solicitation materials and the Annual Report for the fiscal year ended December 31, 2014, including the financial statements, available to our stockholders electronically via the Internet. A Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and Annual Report for the fiscal year ended December 31, 2014 and how to vote will be mailed on or about May 6, 2015, to all stockholders entitled to vote at the meeting. Our principal executive offices are located at 3500 W. Garry Avenue, Santa Ana, California 92704. Our telephone number is (949) 643-9540. Our proxy materials are posted on the Internet at www.BioLargoReport.com.

GENERAL INFORMATION ABOUT THE MEETING

Who May Vote

You may vote if our records show that you own shares of BioLargo as of April 27, 2015. As of the close of business on April 27, 2015, we had a total of 83,322,039 shares of common stock issued and outstanding, which were held of record by approximately 620 stockholders, and beneficially by an additional approximately1,600. As of April 27, 2015, we had no shares of preferred stock outstanding. You are entitled to one vote for each share that you own.

Voting Your Proxy

If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted. If a bank, broker or other nominee holds your shares and you wish to attend the meeting and vote in person, you must obtain a “legal proxy” from the record holder of the shares giving you the right to vote the shares.

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your common stock in one of the following ways:

•

Vote by Internet. You may vote via the Internet by following the instructions provided in the Notice or, if you received printed materials, on your proxy card. The website for Internet voting is www.voteproxy.com and is also printed on the Notice and on your proxy card. Please have your Notice or proxy card in hand. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on June 23, 2015. You will receive a series of instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	Vote by Mail. If you would like to vote by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.

Of course, you may also choose to attend the meeting and vote your shares in person. The proxy holders will vote your shares in accordance with your instructions on the proxy card. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

Matters to be Presented

We are not aware of any matters to be presented other than those described in this Proxy Statement. If any matters not described in the Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions.

Changing Your Vote

To revoke your proxy instructions if you are a holder of record, you must (i) advise our Corporate Secretary in writing before the proxy holders vote your shares, (ii) deliver later proxy instructions, or (iii) attend the meeting and vote your shares in person. If your shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or nominee.

Cost of This Proxy Solicitation

We will pay the cost of this proxy solicitation. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.

How Votes are Counted

The Annual Meeting will be held if a majority of the outstanding common stock entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting.

Abstentions and Broker Non-Votes

Shares that are voted “WITHHELD” or “ABSTAIN” are treated as being present for purposes of determining the presence of a quorum and as entitled to vote on a particular subject matter at the Annual Meeting. If you hold your common stock through a bank, broker or other nominee, the broker may be prevented from voting shares held in your account on some proposals (a “broker non-vote”) unless you have given voting instructions to the bank, broker or nominee. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but not for purposes of determining whether a proposal has passed.

Our Voting Recommendations

When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the following recommendations of our Board of Directors:

●	“FOR” the election of Dennis P. Calvert, Kenneth R. Code, Gary A. Cox, Dennis E. Marshall, Joseph L. Provenzano, Kent C. Roberts II, and John S. Runyan to the Board of Directors;

●	“FOR” the advisory vote on executive compensation.

●	“FOR” the proposal to ratify the appointment of Haskell & White LLP as our independent public accounting firm for the 2015 fiscal year.

Deadlines for Receipt of Stockholder Proposals

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our bylaws. Stockholder proposals that are intended to be included in our Proxy Statement and form of Proxy relating to the meeting for our 2016 Annual Meeting of Stockholders under rules set forth in the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act, must be received by us no later than December 31, 2015 to be considered for inclusion. All proposals should be addressed to the Corporate Secretary, BioLargo, Inc., 3500 W. Garry Avenue, Santa Ana, California 92704.

MATTER I

ELECTION OF DIRECTORS

The nominees listed below have been selected by the Board. All of the nominees are currently members of the Board. If elected, each nominee will serve until the annual meeting of stockholders to be held in 2016 (or action by written consent of stockholders in lieu thereof), or until his successor has been duly elected and qualified.

Composition of Board of Directors

Our bylaws provide that the Board shall consist of not less than two and not more than seven directors. The Board currently consists of seven members. The Board has fixed the size of the Board to be elected in 2014 at seven members. There are no family relationships among any of our current directors, the nominees for directors and our executive officers.

In the event that a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the present Board will fill any such vacancy. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unable or will decline to serve as a director.

The Board does not have a Nominating/Corporate Governance Committee primarily because capital constraints, the Company’s early operational state, and the size of the current Board make constituting and administering such a committee excessively burdensome and costly. With respect to the nominees for election in 2015, every director of the Company participated in the decisions relating to the nomination of directors.

Nominees for Election as Directors

The following is certain information as of April 27, 2015 regarding the nominees for election as directors.

Name	Position with Company	Age	Director Since
Dennis P. Calvert	President, Chief Executive Officer, Chairman, and Director	52	June 2002
Kenneth R. Code	Chief Science Officer, Director	68	April 2007
Gary A. Cox(1)(2)	Director	53	May 2003
Dennis E. Marshall(1)(2)(3)	Director	72	April 2006
Joseph L. Provenzano	Vice President of Operations, Corporate Secretary and Director	46	June 2002
Kent C. Roberts, II	Director	55	August 2011
John S. Runyan	Director	76	October 2011

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Chairman of Audit and Compensation committees

Vote Required

If a quorum is present, the nominees receiving the highest number of votes will be elected to the Board of Directors. Abstentions and broker non-votes will have no effect on the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF DENNIS P. CALVERT, KENNETH R. CODE, GARY A. COX, DENNIS E. MARSHALL, JOSEPH L. PROVENZANO, KENT C. ROBERTS II, AND JOHN S. RUNYAN TO THE BOARD OF DIRECTORS.

Biographical Information Regarding Directors and Nominees

Dennis P. Calvert is our President, Chief Executive Officer and Chairman of the Board. He also serves in the same positions for BioLargo Life Technologies, Inc. a wholly owned subsidiary of BioLargo, Inc., and chairman of the board of directors of each of Odor-No-More, Inc. and Clyra Medical Technologies, both BioLargo subsidiaries.  Mr. Calvert was appointed a director in June 2002, and has served as President and Chief Executive Officer since June 2002, Corporate Secretary from September 2002 until March 2003, and Chief Financial Officer from March 2003 through January 2008. Mr. Calvert holds a B.A. degree in Economics from Wake Forest University, where he was a varsity basketball player. Mr. Calvert also studied at Columbia University and Harding University. He also serves on the Board of Directors at The Maximum Impact Foundation, a 501 (c)(3), committed to bridging the gap for lifesaving work around the globe for the good of man and in the name of Christ.  He serves as a member of the Advisory Council for Wake Forest University's Center for Innovation, Creativity and Entrepreneurship. Most recently, he was appointed a Director of Cleantech OC in and serves on their “Technology Breakthrough” committee. CleanTech OC is a trade association that seeks to promote economic growth in the Orange County clean technology industry. He is also an Eagle Scout. He is married and has two children. He is also an active coach in youth sports organizations and ministry activity in his home community. Mr. Calvert has an extensive entrepreneurial background as an operator, investor and consultant.  Prior to his work with BioLargo, he had participated in more than 300 consulting projects and more than 50 acquisitions as well as various financing transactions and companies that ranged from industrial chemicals, healthcare management, finance, telecommunications and consumer products.

Kenneth R. Code has been a director since April 2007 and also serves as our Chief Science Officer. Mr. Code is our single largest stockholder. He is the founder of IOWC which has been engaged in the research and development of advanced disinfection technology, and from which the Company acquired the BioLargo technology in April 2007. Mr. Code has authored several publications concerning, and has filed several patent applications applying, disinfection technology, and currently serves on Canada’s  Natural Sciences and Engineering Research Council’s (NSERC) “Industrial Research Chair in Oil Sands Tailings Water Treatment”. Mr. Code graduated from the University of Calgary, Alberta, Canada.

Gary A. Cox has been a director since May 2003. Mr. Cox has more than 20 years in the healthcare field as consultant to hospitals and medical groups. From March 2008 through March 2010, Mr. Cox worked as a medical consultant for The Fortus Group, an executive search firm specializing in the dialysis industry. From January 2007 to March 2008, Mr. Cox worked as a corporate recruiter and recruitment manager for United PamAm Financial Corporation, a specialty finance company focused on the automobile industry. From December 2005 to January 2007, Mr. Cox was an executive search consultant with Management Recruiters International, an executive search firm specializing in the biotechnology industry. In addition, since 1995, he has also been providing search and consulting services to hospitals and clinics throughout the United States. Previously, Mr. Cox served for more than 10 years with firms in the United Kingdom in various executive recruiting, sales and marketing positions. He holds a technical degree in engineering from Leicester University in England. He was also a competitive athlete and played for a number of professional soccer (football) clubs in England in his early career.

Dennis E. Marshall has been a director since April 2006. Mr. Marshall has over 35 years of experience in real estate, asset management, management level finance, and operations-oriented management. Since 1981, Mr. Marshall has been a real estate investment broker in Orange County, California, representing buyers and sellers in investment acquisitions and dispositions. From March 1977 to January 1981, Mr. Marshall was a real estate syndicator at McCombs Corporation as well as the assistant to the Chairman of the Board. While at McCombs Corporation, Mr. Marshall became the Vice President of Finance, where he financially monitored numerous public real estate syndications. From June 1973 to September 1976, Mr. Marshall served as an equity controller for the Don Koll Company, an investment builder and general contractor firm, at which Mr. Marshall worked closely with institutional equity partners and lenders. Before he began his career in real estate, Mr. Marshall worked at Arthur Young & Co. (now Ernst & Young) from June 1969 to June 1973, where he served as Supervising Senior Auditor and was responsible for numerous independent audits of publicly held corporations. During this period, he obtained Certified Public Accountant certification. Mr. Marshall earned a degree in Accounting from the University of Texas, Austin in 1966 and earned a Master of Science Business Administration from the University of California, Los Angeles in 1969. Mr. Marshall serves as Chairman of the Audit and Compensation Committees.

Joseph L. Provenzano has been a director since June 2002, assumed the role of Corporate Secretary in March 2003, was appointed Executive Vice President of Operations in January 2008, was elected President of the Company’s wholly owned subsidiary, Odor-No-More, Inc., upon the commencement of its operations in January 2010. Mr. Provenzano began his corporate career in 1988 in the marketing field. In 2001 he began work with an investment holding company to manage their mergers and acquisitions department, participating in more than 50 corporate mergers and acquisitions.

Kent C. Roberts, II is Managing Director at Global Evolution USA, LLC, a wholly owned affiliate of Global Evolution A/S, and a Danish-based emerging market debt specialist.  He and the US team are responsible for all business operations, strategy, talent acquisition, and business development in North America. Previous roles include 14 years as a partner and Director of Marketing at the investment management firm First Quadrant LP. During his tenure at First Quadrant, Mr. Roberts served a term as a member of the firm’s governing board responsible for oversight of business operations, compensation, strategy, and public relations. Prior to his involvement with First Quadrant, Mr. Roberts served in a similar capacity as Marketing Director for Provident Capital Management in Philadelphia (1995 to 1997), and co-founded Akamai International, a boutique investment management firm offering institutional investors international equity strategies. He has presented at numerous industry conferences around the world and invited to participate on Institutional Investor’s Advisory Board.  From 1987 through 1992, Mr. Roberts worked in the capital markets department for Bankers Trust Company and other regional banks advising multinational corporations on currency risk management strategies.  Prior to entering the financial services industry Mr. Roberts worked in oil and gas exploration and consulted on the environmental impact resulting from the development of the Central Arizona Project.  Mr. Roberts received a MBA in Finance from the University of Notre Dame in 1986, and a BS in Agriculture and Watershed Hydrology from the University of Arizona in 1982. Mr. Roberts holds a series 3 securities license. .

John S. Runyan has spent his career in the food industry. He began as a stock clerk at age 12, and ultimately served the Fleming Companies for 38 years, his last 10 years as a Senior Executive Officer in its corporate headquarters where he was Group President of Price Impact Retail Stores with annual sales of over $3 billion. He retired from Fleming in 2001, and established JSR&R Company Executive Advising, with a primary emphasis in the United States and international food business. His clients have included Coca Cola, Food 4 Less Price Impact Stores, IGA, Inc., Golden State Foods, Bozzuto Companies Foodstuffs New Zealand, Metcash Australia, and McLane International. In 2005, he joined Associated Grocers in Seattle Washington as President and CEO, overseeing its purchase in 2007 by Unified Grocers, at which time he became Executive Advisor to its CEO and to its President. Mr. Runyan currently serves on the Board of Directors of Western Association of Food Chains, and Retailer Owned Food Distributors of America. Additionally, Mr. Runyan served 8 years as a board member of the City of Hope’s Northern California Food Industry Circle, which included two terms as President, and was recognized with the City of Hope “Spirit of Life” award. He was the first wholesale executive to be voted “Man of the Year” by Food People Publication. He is a graduate of Washburn University, which recognized his business accomplishments in 2007 as the honoree from the School of Business “Alumni Fellow Award”.

Other Executive Officer of the Company

The following is certain information as of April 27, 2015 regarding the executive officer of the Company not discussed above.

Name	Position with Company	Age	Officer Since
Charles K. Dargan, II	Chief Financial Officer	60	2008

Charles K. Dargan, II serves as the Chief Financial Officer of the Company, a position he has held since February 2008. Since January 2003, Mr. Dargan has served as founder and principal of CFO 911, an organization of senior executives that provides accounting, finance and operational expertise to both public and private companies who are at strategic inflection points of their development and helps them effectively transition from one business stage to another. From March 2000 to January 2003, Mr. Dargan was the Chief Financial Officer of Semotus Solutions, Inc., an American Stock Exchange-listed wireless mobility software company. Mr. Dargan also serves as a director of Hiplink Software, Inc. and CPSM, Inc. Further, Mr. Dargan began his finance career in investment banking with Drexel Burnham Lambert and later became Managing Director of two regional firms, including Houlihan Lokey Howard & Zukin, where he was responsible for the management of the private placement activities of the firm. Mr. Dargan received his B.A. degree in Government from Dartmouth College, his M.B.A. degree and M.S.B.A. degree in Finance from the University of Southern California. Mr. Dargan is a CPA and CFA and is licensed as a general principal and a financial and operations principal in the securities industry.

CORPORATE GOVERNANCE

Our corporate website, www.biolargo.com, contains the charters for our Audit and Compensation Committees and certain other corporate governance documents and policies, including our Code of Ethics. Any changes to these documents and any waivers granted with respect to our code of ethics will be posted at www.biolargo.com. In addition, we will provide a copy of any of these documents without charge to any stockholder upon written request made to Corporate Secretary, BioLargo, Inc., 3500 W. Garry Avenue, Santa Ana, California 92704. The information at www.biolargo.com is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated by reference into this or any other filing we make with the SEC.

Director Independence

The Board has determined that each of Messrs. Cox, Marshall, Roberts and Runyan is independent as defined under applicable Nasdaq Stock Market, LLC (“Nasdaq”) listing standards. The Board has determined that none of Messrs. Calvert, Code or Provenzano is independent as defined under applicable Nasdaq listing standards.  None of Messrs. Calvert, Code or Provenzano serves on any committees of the Board.

Meetings of the Board

The Board held four meetings during 2014. Each of the incumbent directors attended all of the meetings of the Board and committees on which the director served, except for two absences at the annual board meeting in June 2014. Each of our directors is encouraged to attend our Annual Meeting of Stockholders, when these are held, and to be available to answer any questions posed by stockholders to such director.

Communications with the Board

The following procedures have been established by the Board in order to facilitate communications between our stockholders and the Board:

•

Stockholders may send correspondence, which should indicate that the sender is a Stockholder, to the Board or to any individual director, by mail to Corporate Secretary, BioLargo, Inc., 3500 W. Garry Avenue, Santa Ana, California 92704.

•

Our Corporate Secretary will be responsible for the first review and logging of this correspondence and will forward the communication to the director or directors to whom it is addressed unless it is a type of correspondence which the Board has identified as correspondence which may be retained in our files and not sent to directors. The Board has authorized the Corporate Secretary to retain and not send to directors communications that: (a) are advertising or promotional in nature (offering goods or services), (b) solely relate to complaints by clients with respect to ordinary course of business customer service and satisfaction issues or (c) clearly are unrelated to our business, industry, management or Board or committee matters. These types of communications will be logged and filed but not circulated to directors. Except as set forth in the preceding sentence, the Corporate Secretary will not screen communications sent to directors.

•

The log of stockholder correspondence will be available to members of the Board for inspection. At least once each year, the Corporate Secretary will provide to the Board a summary of the communications received from stockholders, including the communications not sent to directors in accordance with the procedures set forth above.

Our stockholders may also communicate directly with the non-management directors as a group, by mail addressed to Dennis E. Marshall, c/o Corporate Secretary, BioLargo, Inc., 3500 W. Garry Avenue, Santa Ana, California 92704.

Our Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding questionable accounting, internal controls, and financial improprieties or auditing matters. Any of our employees may confidentially communicate concerns about any of these matters by mail addressed to Audit Committee, c/o Corporate Secretary, BioLargo, Inc., 3500 W. Garry Avenue, Santa Ana, California 92704.

All of the reporting mechanisms are also posted on our corporate website, www.biolargo.com. Upon receipt of a complaint or concern, a determination will be made whether it pertains to accounting, internal controls or auditing matters and, if it does, it will be handled in accordance with the procedures established by the Audit Committee.

Committees of the Board of Directors

The Board has established an Audit Committee and a Compensation Committee.

The Audit Committee meets with management and our independent registered public accounting firm to review the adequacy of internal controls and other financial reporting matters. Dennis E. Marshall served as Chairman of the Audit Committee during 2014 and continues to serve in that capacity. Gary A. Cox also serves on the Audit Committee. The Board has determined that Mr. Marshall qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended.  The Audit Committee met five times during 2014.

The Compensation Committee reviews the compensation for all of our officers and directors and affiliates. The Committee also administers our equity incentive option plan. Mr. Marshall served as Chairman of the Compensation Committee during 2013 and continues to serve in that capacity. Mr. Cox also serves on the Compensation Committee. The Compensation Committee met once during 2014.

The Board did not modify any action or recommendation made by the Compensation Committee with respect to executive compensation for the 2014 fiscal year. It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align their performance and the interests of our stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long term.

We do not have a Nominating/Corporate Governance Committee primarily because of capital constraints, our early operational state and the size of our current Board make constituting and administering such a committee excessively burdensome and costly. The traditional responsibilities of such a committee are handled by the Board as a whole. Candidates for director nominees are reviewed in the context of the current composition of the Board, the Company’s operating requirements and the long-term interests of its stockholders.  In conducting this assessment, the Board considers skills, diversity, age, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.  The Board’s process for identifying and evaluating nominees for director, including nominees recommended by stockholders, involves compiling names of potentially eligible candidates, conducting background and reference checks, conducting interviews with the candidate and others (as schedules permit), meeting to consider and approve the final candidates and, as appropriate, preparing an analysis with regard to particular recommended candidates.  With respect to the nominees for election in 2014, each of our directors participated in the decisions relating to the nomination of directors.

The Board follows the written code of ethics that applies to its principal executive officers, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Board Leadership Structure

Mr. Calvert serves as both principal executive officer and Chairman of the Board. The Company does not have a lead independent director. Messrs. Cox, Marshall, Roberts and Runyan serve as independent directors who provide active and effective oversight of our strategic decisions. As of the date of this filing, the Company has determined that the leadership structure of the Board has permitted the Board to fulfill its duties effectively and efficiently and is appropriate given the size and scope of the Company and its financial condition.

The Board’s Role in Risk Oversight

As a smaller company, our executive management team, consisting of Messrs. Calvert, Code and Provenzano, are also members of our Board. The Board, including our executive management members and independent directors, is responsible for overseeing our executive management team in the execution of its responsibilities and for assessing the Company’s approach to risk management. The Board exercises these responsibilities on an ongoing basis as part of its meetings and through its committees. Each member of the management team has direct access to the other Board members, and the Board committees, so to ensure that all risk issues are frequently and openly communicated. The Board closely monitors the information it receives from management and provides oversight and guidance to our executive management team regarding the assessment and management of risk. For example, the Board regularly reviews the Company’s critical strategic, operational, legal and financial risks with management to set the tone and direction for ensuring appropriate risk taking within the business.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, certain officers and persons holding 10% or more of the Company’s Common stock to file reports regarding their ownership and regarding their acquisitions and dispositions of our Common stock with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To our knowledge, based solely upon review of Forms 3, 4, and 5 (and amendments thereto) and written representations provided to us by executive officers, directors and stockholders beneficially owning 10% or greater of the outstanding shares, we believe that such persons filed pursuant to the requirements of the SEC on a timely basis during the year ended December 31, 2014.

EXECUTIVE COMPENSATION

The following table sets forth all compensation earned for services rendered to the Company in all capacities for the fiscal years ended December 31, 2014 and 2013, by our principal executive officer and our three most highly compensated executive officers other than our principal executive officer, collectively referred to as the “Named Executive Officers.”

Summary Compensation Table

Name and Principal Positions	Year	Salary		Stock Awards	Option Awards (1)		All other Compensation		Total

Dennis P. Calvert,	2013	$288,603	(2)	$—	$—		12,600	(3)	$301,203
Chairman, Chief Executive Officer and President	2014	$288,603	(2)	—	—		12,600	(3)	$301,203

Kenneth R. Code,	2013	$288,603	(4)	—	—		12,600	(3)	$301,203
Chief Science Officer	2014	$288,603	(4)	—	—		12,600	(3)	$301,203

Charles K. Dargan II,	2013	—		—	90,000	(5)	—		90,000
Chief Financial Officer	2014	—		—	189,000		—		189,000

Joseph Provenzano,	2013	$133,930	(6)	—	—		3,600	(3)	$137,530
Corporate Secretary; President Odor-No-More, Inc.	2014	$147,323	(6)	—	—		3,600	(3)	$150,923

(1)

The Company recognizes compensation expense for stock option awards on a straight-line basis over the applicable service period of the award, which is the vesting period. Share-based compensation expense is based on the grant date fair value estimated using the Black-Scholes method. The amounts in the “Stock and Option Awards” column reflect the aggregate grant date fair value of awards of stock or options, computed in accordance with SEC rules. These amounts do not represent the actual amounts paid to or realized by any of the recipients during fiscal 2013 and 2014. The assumptions used to calculate these amounts are discussed in Note 9 to the Company’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2014.

(2)

In 2013 the employment agreement for Mr. Calvert provided for a base salary of $288,603 and other compensation of $12,600. During 2013, we made cash payments to Mr. Calvert totaling $108,268. Additionally, on September 30, 2013, Mr. Calvert agreed to accept 436,463 shares of our common stock, at a conversion rate of $0.30 per share, in lieu of $130,939 of accrued and unpaid salary obligation, and on December 31, 2013, Mr. Calvert agreed to accept 247,204 shares of our common stock, at a conversion price of $0.25 per share, in lieu of $61,801 of accrued and unpaid salary obligation.  The common stock issued is restricted from sale until the earlier of the termination of the executive’s employment, or the filing of a report of a “change in control” on Form 8-K. As of December 31, 2013 there was $195 of accrued and unpaid obligations owed to Mr. Calvert. In 2014 the employment agreement for Mr. Calvert provided for a base salary of $288,603 and other compensation of $12,600. During 2014, we made cash payments to Mr. Calvert totaling $175,015. Additionally, on June 30, 2014, Mr. Calvert agreed to accept 62,102 shares of our common stock, at a conversion rate of $0.65 per share, in lieu of $40,366 of accrued and unpaid salary obligation, on September 30, 2014, Mr. Calvert agreed to accept 44,896 shares of our common stock, at a conversion rate of $0.47 per share, in lieu of $21,101 of accrued and unpaid salary obligation, and on December 31, 2014, Mr. Calvert agreed to accept 142,617 shares of our common stock, at a conversion price of $0.35 per share, in lieu of $49,916 of accrued and unpaid salary obligation.  The common stock issued is restricted from sale until the earlier of the termination of the executive’s employment, or the filing of a report of a “change in control” on Form 8-K. See “Employment Agreements—Dennis P. Calvert” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

(3) Consists of health insurance premium and automobile allowance per Employment Agreements.

(4)

In 2013 the employment agreement for Mr. Code provided for a base salary of $288,603 and other compensation of $12,600. During 2013, we made cash payments to Mr. Code totaling $89,994. Additionally, on September 30, 2013, Mr. Code agreed to accept 473,747 shares of our common stock, at a conversion rate of $0.30 per share, in lieu of $142,124 of accrued and unpaid salary obligation, and on December 31, 2013, Mr. Code agreed to accept 270,900 shares of our common stock, at a conversion price of $0.25 per share, in lieu of $67,725 of accrued and unpaid salary obligation. The common stock issued is restricted from sale until the earlier of the termination of the executive’s employment, or the filing of a report of a “change in control” on Form 8-K. As of December 31, 2013 there was $1,360 of accrued or unpaid obligations owed to Mr. Code. In 2014 the employment agreement for Mr. Code provided for a base salary of $288,603 and other compensation of $12,600. During 2014, we made cash payments to Mr. Code totaling $163,351. Additionally, on June 30, 2104, Mr. Code agreed to accept 64,732 shares of our common stock, at a conversion rate of $0.65 per share, in lieu of $42,076 of accrued and unpaid salary obligation, on September 30, 2014, Mr. Code agreed to accept 49,577 shares of our common stock, at a conversion rate of $0.47 per share, in lieu of $23,301 of accrued and unpaid salary obligation, and on December 31, 2013, Mr. Code agreed to accept 137,143 shares of our common stock, at a conversion price of $0.35 per share, in lieu of $48,000 of accrued and unpaid salary obligation. The common stock issued is restricted from sale until the earlier of the termination of the executive’s employment, or the filing of a report of a “change in control” on Form 8-K. As of December 31, 2014 there was $10,836 of accrued or unpaid obligations owed to Mr. Code. See “Employment Agreements—Kenneth R. Code” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

(5)

On July 17, 2013, our Chief Financial Officer agreed to extend the engagement agreement dated February 1, 2008 (the “Engagement Agreement”, which had been extended annually since inception). The Engagement Extension Agreement dated as of July 17, 2013 (the “Engagement Extension Agreement”) provides for an additional term to expire January 31, 2014 (the “Extended Term”), and is retroactively effective to February 1, 2013. Compensation during the Extended Term consists of the issuance of an option to purchase 300,000 shares of the Company’s common stock, at a strike price of $0.30 per share, to expire July 17, 2023, and to vest over the term of the engagement with 125,000 shares vested as of July 17, 2013, and the remaining shares to vest 25,000 monthly, provided that the Engagement Extension Agreement has not been terminated prior to each vesting date. The fair value of the option totaled $90,000.

On June 23, 2014, our Chief Financial Officer agreed to extend the engagement agreement dated February 1, 2008 (the “Engagement Agreement”, which had been extended annually since inception). The Engagement Extension Agreement dated as of June 23, 2014 (the “Engagement Extension Agreement”) provides for an additional term to expire January 31, 2015 (the “Extended Term”), and is retroactively effective to February 1, 2014. Compensation during the Extended Term consists of the issuance of an option to purchase 300,000 shares of the Company’s common stock, at a strike price of $0.63 per share, to expire June 23, 2024, and to vest over the term of the engagement with 100,000 shares vested as of June 23, 2014, and the remaining shares to vest 25,000 monthly, provided that the Engagement Extension Agreement has not been terminated prior to each vesting date. The fair value of the option totaled $189,000.

(6)

In 2013 the employment agreement for Mr. Provenzano provided for a base salary of $133,930 and other compensation of $3,600. During 2013, we made cash payments to Mr. Provenzano totaling $95,714. Additionally, on September 30, 2013, Mr. Provenzano agreed to accept 55,450 shares of our common stock, at a conversion rate of $0.30 per share, in lieu of $16,635 accrued and unpaid salary obligations. The common stock issued is restricted from sale until the earlier of the termination of the executive’s employment, or the filing of a report of a “change in control” on Form 8-K. As of December 31, 2013, Mr. Provenzano had accrued and unpaid obligations totaling $25,182. In 2014 the employment agreement for Mr. Provenzano provided for a base salary of $147,323 and other compensation of $3,600. During 2014, we made cash payments to Mr. Provenzano totaling $127,308. Additionally, on March 31, 2014, Mr. Provenzano agreed to accept 83,493 shares of our common stock, at a conversion rate of $0.43 per share, in lieu of $35,902 accrued and unpaid salary obligations, on June 30, 2014, Mr. Provenzano agreed to accept 12,714 shares of our common stock, at a conversion rate of $0.65 per share, in lieu of $8,264 accrued and unpaid salary obligations , on September 30, 2014, Mr. Provenzano agreed to accept 19,542 shares of our common stock, at a conversion rate of $0.47 per share, in lieu of $9,185 accrued and unpaid salary obligations , and on December 31, 2014, Mr. Provenzano agreed to accept 47,684 shares of our common stock, at a conversion rate of $0.35 per share, in lieu of $16,689 accrued and unpaid salary obligations. The common stock issued is restricted from sale until the earlier of the termination of the executive’s employment, or the filing of a report of a “change in control” on Form 8-K. As of December 31, 2013, Mr. Provenzano had accrued and unpaid obligations totaling $1,060. See “Employment Agreements – Joseph Provenzano” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

Employment Agreements

Dennis P. Calvert

We entered into an employment agreement dated as of April 30, 2007 with our President, Mr. Calvert (the “Calvert Employment Agreement”), which we amended on December 28, 2012 such that his salary will remain at $288,603, the level paid in April 2012, with no further automatic increases, his agreement would automatically renew for one year periods on April 30th of each year, but may be terminated “without cause” at any time upon 120 days’ notice, and upon such termination he would not receive the severance originally provided for. All other terms in the 2007 agreement remain the same. Mr. Calvert will be eligible to participate in incentive plans, stock option plans, and similar arrangements as determined by our Board. When such benefits are made available to our senior employees, Mr. Calvert is also eligible to receive health insurance premium payments for himself and his immediate family, a car allowance of $800 per month, paid vacation of four weeks per year plus an additional two weeks per year for each full year of service during the term of the agreement up to a maximum of ten weeks per year, life insurance equal to three times his base salary and disability insurance.

Pursuant to the Calvert Employment Agreement, on April 30, 2007, Mr. Calvert was granted an option (the “Option”) to purchase 7,733,259 shares of our Common stock. The Option is a non-qualified stock option, exercisable at $0.18 per share for ten years from the date of grant, and vested over time as follows:

First anniversary of the date of the Agreement	2,577,753
Second anniversary of the date of the Agreement	2,577,753
Third anniversary of the date of the Agreement	2,577,753

The Calvert Employment Agreement further requires Mr. Calvert to keep certain information confidential, not to solicit customers or employees of the Company or interfere with any business relationship of the Company, and to assign all inventions made or created during the term of the Calvert Employment Agreement as “work made for hire”.

Kenneth R. Code

We entered into an employment agreement dated as of April 30, 2007 with Mr. Code, our Chief Science Officer (the “Code Employment Agreement”), which we amended on December 28, 2012 such that his salary will remain at $288,603, the level paid in April 2012, with no further automatic increases, his agreement would automatically renew for one year periods on April 30th of each year, but may be terminated “without cause” at any time upon 120 days’ notice, and upon such termination he would not receive the severance originally provided for. All other terms in the 2007 agreement remain the same.

In addition, Mr. Code will be eligible to participate in incentive plans, stock option plans, and similar arrangements as determined by the Board. When such benefits are made available to our senior employees, Mr. Code is also eligible to receive health insurance premium payments for himself and his immediate family, a car allowance of $800 per month, paid vacation of four weeks per year plus an additional two weeks per year for each full year of service during the term of the agreement up to a maximum of ten weeks per year, life insurance equal to three times his base salary and disability insurance.

The Code Employment Agreement further requires Mr. Code to keep certain information confidential, not to solicit customers or employees of the Company or interfere with any business relationship of the Company, and to assign all inventions made or created during the term of the Code Employment Agreement as “work made for hire”.

Charles K. Dargan II

Charles K. Dargan, II has served as our Chief Financial Officer since February 2008 pursuant to an engagement agreement that has been renewed each year. On July 17, 2013, we extended Mr. Dargan’s engagement agreement. This extension expired January 31, 2014, and was retroactive to February 1, 2013. During the term, Mr. Dargan was compensated through the issuance of an option to purchase 300,000 shares of the Company’s common stock, at a strike price of $0.30 per share, to expire July 17, 2022, of which 125,000 shares vested upon issuance and the remaining vested in 25,000 increments over the term of the engagement. Mr. Dargan received no cash compensation from the Company pursuant to this extension.

On June 23, 2014, we again extended Mr. Dargan’s engagement agreement. This extension expired January 31, 2015, and was retroactively effective to February 1, 2014. During the term, Mr. Dargan was compensated through the issuance of an option to purchase 300,000 shares of the Company’s common stock, at a strike price of $0.63 per share, to expire June 23, 2024, and to vest over the term of the engagement with 100,000 shares vested as of June 23, 2014, and the remaining shares to vest 25,000 monthly, provided that the Engagement Extension Agreement with Mr. Dargan has not been terminated prior to each vesting date. Mr. Dargan receives no cash compensation from the Company. Mr. Dargan continues to serve as the Company’s Chief Financial Officer.

Joseph Provenzano

Mr. Provenzano has served as Vice President of Operations since January 1, 2008, in addition to continuing to serving as our Corporate Secretary.

Mr. Provenzano’s employment agreement provides a base compensation in 2014 of $147,323 annually (with automatic 10% annual increases). Mr. Provenzano is also entitled to reimbursement for authorized expenses he incurs in the course of his employment. In addition, Mr. Provenzano is eligible to receive discretionary bonuses, participate in benefits made generally available to our employees, and receive grants under our 2007 Equity Incentive Plan.

Mr. Provenzano’s employment agreement automatically renews each year unless we give at least 90 days’ notice of non-renewal, and contains additional provisions typical of an agreement of this nature.

Director Compensation

Each director who is not an officer or employee of the Company receives an annual retainer of $40,000, paid in cash or shares of our Common stock, or options to purchase our Common stock (pursuant to a plan put in place by our board of directors), in our sole discretion. In addition, Mr. Marshall receives an additional $10,000 for his services as the chairman of each board committee. The following table sets forth information for the fiscal year ended December 31, 2014 regarding compensation of our non-employee directors. Our employee directors do not receive any additional compensation for serving as a director.

Director Compensation for Fiscal Year 2014

Name	Fees Earned or Fees Paid in Cash		Option Awards (1)		Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Dennis E. Marshall	$60,000	(2)	$6,300	(6)	$—	$—	$66,300
Gary A. Cox	$40,000	(3)	$6,300	(6)	$—	$—	$46,300
Kent C. Roberts, II	$40,000	(4)	$6,300	(6)	$—	$—	$46,300
John S. Runyan	$40,000	(5)	$6,300	(6)	$—	$—	$46,300

(1)

The Company recognizes compensation expense for stock option awards on a straight-line basis over the applicable service period of the award, which is the vesting period.  Share-based compensation expense is based on the grant date fair value estimated using the Black-Scholes method. The amounts in the “Stock and Option Awards” column reflect the aggregate grant date fair value of awards of stock or options, computed in accordance with SEC rules. These amounts do not represent the actual amounts paid to or realized by any of the recipients during fiscal 2014. The assumptions used to calculate these amounts are discussed in Note 9 to the Company’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2014.

(2)

In 2014 Mr. Marshall earned director fees of $60,000, which included compensation for serving as Chairman of the Audit and Compensation committees of the Board. During 2014, we made aggregate payments to Mr. Marshall of $60,000, consisting of (i) on March 28, 2014, an issuance of an option to purchase 52,236 shares of our common stock at $0.43 per share, (ii) on June 24, 2014, an issuance of an option to purchase 34,616 shares of our common stock at $0.65 per share, (iii) on September 29, 2014, an issuance of an option to purchase 47,872 shares of our Common stock at $0.47 per share, and (iv) on December 26, 2014, an issuance of an option to purchase 64,286 shares of our Common stock at $0.35 per share. As of December 31, 2014, Mr. Marshall held options to purchase an aggregate 1,531,891 shares of our Common stock with a weighted average eercise price of $0.45 per share and a weighted average remaining life of 6 years.

(3)

In 2014 Mr. Cox earned director fees in the amount of $40,000. During 2014, we made aggregate payments to Mr. Cox of $40,000, consisting of (i) on March 28, 2014, an issuance of an option to purchase 34,884 shares of our common stock at $0.43 per share, (ii) on June 24, 2014, an issuance of an option to purchase 23,077 shares of our common stock at $0.65 per share, (iii) on September 29, 2014, an issuance of an option to purchase 31,915 shares of our Common stock at $0.47 per share, and (iv) on December 26, 2014, an issuance of an option to purchase 42,857 shares of our Common stock at $0.35 per share. Mr. Cox held options to purchase an aggregate 923,613 shares of our Common stock with a weighted average exercise price of $0.45 per share and a weighted average remaining life of 6 years.

(4)

In 2014 Mr. Roberts earned director fees in the amount of $40,000. During 2014, we made aggregate payments to Mr. Roberts of $40,000, consisting of (i) on March 28, 2014, an issuance of an option to purchase 34,884 shares of our common stock at $0.43 per share, (ii) on June 24, 2014, an issuance of an option to purchase 23,077 shares of our common stock at $0.65 per share, (iii) on September 29, 2014, an issuance of an option to purchase 31,915 shares of our Common stock at $0.47 per share, and (iv) on December 26, 2014, an issuance of an option to purchase 42,857 shares of our Common stock at $0.35 per share. Mr. Roberts held options to purchase an aggregate 468,567 shares of our Common stock with a weighted average exercise price of $0.40 per share and a weighted average remaining life of 9 years.

(5)

In 2014 Mr. Runyan earned director fees in the amount of $40,000. During 2014, we made aggregate payments to Mr. Runyan of $40,000, consisting of (i) on March 28, 2014, an issuance of an option to purchase 34,884 shares of our common stock at $0.43 per share, (ii) on June 24, 2014, an issuance of an option to purchase 23,077 shares of our common stock at $0.65 per share, (iii) on September 29, 2014, an issuance of an option to purchase 31,915 shares of our Common stock at $0.47 per share, and (iv) on December 26, 2014, an issuance of an option to purchase 42,857 shares of our Common stock at $0.35 per share. Mr. Runyan held options to purchase an aggregate 490,416 shares of our Common stock with a weighted average exercise price of $0.45 per share and a weighted average remaining life of 9 years.

(6)

Pursuant to the terms of the 2007 Equity Incentive Plan, our independent board members are automatically awarded an option to purchase 10,000 shares (or a pro-rata portion upon becoming an independent board member) of our Common stock effective the date of the annual stockholder’s meeting (or effective date of an annual stockholder’s consent). On June 23, 2014, each of Mr. Marshall, Mr. Cox, Mr. Roberts and Mr. Runyan were automatically granted an option to purchase 10,000 shares of our Common stock at an exercise price of $0.63 per share, resulting in a fair value of $6,3 00 per each issuance.

Equity Compensation Plans

On August 7, 2007, our Board adopted the BioLargo, Inc. 2007 Equity Incentive Plan (“2007 Plan”) as a means of providing our directors, key employees and consultants additional incentive to provide services. Both stock options and stock grants may be made under this plan. The Compensation Committee administers this plan. The plan allows grants of common shares or options to purchase common shares. As plan administrator, the Compensation Committee has sole discretion to set the price of the options. The Compensation Committee may at any time amend or terminate the plan.

 Under this plan, as amended in 2011, 12,000,000 shares of our common stock are reserved for issuance under awards. Any shares that are represented by awards under the 2007 Plan that are forfeited, expire, or are canceled or settled in cash without delivery of shares, or that are forfeited back to us or reacquired by us after delivery for any reason, or that are tendered to us or withheld to pay the exercise price or related tax withholding obligations in connection with any award under the 2007 Plan, will again be available for awards under the 2007 Plan. Only shares actually issued under the 2007 Plan will reduce the share reserve. If we acquire another entity through a merger or similar transaction and issue replacement awards under the 2007 Plan to employees, officers and directors of the acquired entity, those awards, to the extent permitted under applicable laws and securities exchange rules, will not reduce the number of shares reserved for the 2007 Plan.

 The 2007 Plan imposes additional maximum limitations, which limitations will be adjusted to take into account stock splits, reverse stock splits and other similar occurrences. The maximum number of shares that may be issued in connection with incentive stock options granted to any one person in any calendar year intended to qualify under Internal Revenue Code Section 422 is 160,000 shares. The maximum number of shares that may be subject to stock options or stock appreciation rights granted to any one person in any calendar year is 200,000 shares, except that this limit is 400,000 shares if the grant is made in the year of the recipient’s initial employment. The maximum number of shares that may be subject to restricted stock or restricted stock units granted to any one person in any calendar year is 200,000 shares. The maximum number shares that may be subject to awards granted to any one Participant in any calendar year of (i) performance shares, and/or performance units (the value of which is based on the Fair Market Value of a Shares), is 200,000 Shares; and (ii) of performance units (the value of which is not based on the Fair Market Value of a Share) that could result a payment of more than $500,000.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding unexercised stock options and equity incentive plan awards for each of the Named Executive Officers outstanding as of December 31, 2014.  All stock or options that were granted to the Named Executive Officers during the fiscal year ended December 31, 2014 have fully vested, except as indicated.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price		Share Price on Grant Date	Option Expiration Date
Dennis P. Calvert	7,733,259	(1)		--	$0.18	(2)	$0.37	April 30, 2017
	200,000	(3)		--	$0.94		$0.94	December 28, 2017
	60,000	(4)		--	$0.55		$0.37	April 27, 2019
	691,974	(5)		--	$0.55		$0.37	April 27, 2019
	200,000	(7)		--	$0.575		$0.50	February 1, 2020
Charles K. Dargan II	50,000	(6)		--	$1.89		$1.89	February 1, 2018
	10,000	(6)		--	$1.65		$1.65	April 30, 2018
	10,000	(6)		--	$1.55		$1.55	May 31, 2018
	10,000	(6)		--	$1.10		$1.10	June 30, 2018
	10,000	(6)		--	$0.99		$0.99	July 31, 2018
	10,000	(6)		--	$0.90		$0.90	August 31, 2018
	10,000	(6)		--	$0.89		$0.89	September 30, 2018
	10,000	(6)		--	$0.35		$0.35	October 31, 2018
	10,000	(6)		--	$0.70		$0.70	November 30, 2018
	10,000	(6)		--	$0.41		$0.41	December 31, 2018
	10,000	(6)		--	$0.38		$0.38	January 31, 2019
	50,000	(6)		--	$0.28		$0.28	February 23, 2019
	10,000	(6)		--	$0.30		$0.30	April 30, 2019
	36,000	(4)		--	$0.50		$0.30	April 29, 2019
	10,000	(6)		--	$0.45		$0.45	May 31, 2019
	10,000	(6)		--	$0.45		$0.45	June 30, 2019
	10,000	(6)		--	$0.50		$0.50	July 31, 2019
	10,000	(6)		--	$0.43		$0.43	August 31, 2019
	10,000	(6)		--	$0.40		$0.40	September 30, 2019
	10,000	(6)		--	$0.45		$0.45	October 31, 2019
	10,000	(6)		--	$0.57		$0.57	November 30, 2019
	10,000	(6)		--	$0.70		$0.70	December 31, 2019
	10,000	(6)		--	$0.50		$0.50	January 31, 2020
	10,000	(6)		--	$0.45		$0.45	February 28, 2020
	60,000	(7)		--	$0.575		$0.50	February 1, 2020
	10,000	(6)		--	$0.50		$0.50	March 31, 2020
	10,000	(6)		--	$0.39		$0.39	April 30, 2020
	10,000	(6)		--	$0.31		$0.31	May 31, 2020
	10,000	(6)		--	$0.25		$0.25	June 30, 2020
	10,000	(6)		--	$0.24		$0.24	July 31, 2020
	10,000	(6)		--	$0.23		$0.23	August 30, 2020
	200,000	(8)		--	$0.30		$0.30	August 4, 2015
	10,000	(6)		--	$0.35		$0.35	September 30, 2020
	10,000	(6)		--	$0.42		$0.42	October 31, 2020
	10,000	(6)		--	$0.40		$0.40	November 30, 2020
	10,000	(6)		--	$0.50		$0.50	December 31, 2020
	10,000	(6)		--	$0.42		$0.42	January 31, 2021
	120,000	(6)		--	$0.41		$0.41	February 28, 2021
	300,000	(6)		--	$0.35		$0.35	April 10, 2022
	410,000	(10)		--	$0.30		$0.30	December 28, 2022
	300,000	(11)		--	$0.30		$0.30	July 17, 2023
	300,000	(12)		--	$0.30		$0.30	June 23, 2024
Kenneth R. Code	200,000	(3)		--	$1.03		$0.94	July 17, 2023
	200,000	(7)		--	$0.575		$0.50	February 1, 2015
Joseph Provenzano	100,000	(3)		--	$0.94		$0.94	December 28, 2017
	30,000	(4)		--	$0.50		$0.37	April 27, 2019
	200,000	(7)		--	$0.575		$0.50	February 1, 2020
	296,203	(8)		--	$0.30		$0.30	August 4, 2020
	200,000	(9)		--	$0.41		$0.41	March 17, 2021

(1)

Mr. Calvert was granted an option to purchase 7,733,259 shares of our Common stock pursuant to his employment agreement entered into on April 30, 2007. The options granted to Mr. Calvert vested over three years in equal amounts on the anniversary of the option grant date.

(2)

The option exercise price of $0.18 was below the $0.37 closing price of our Common stock on the date of the employment agreement. In arriving at the option price, the Compensation Committee of our Board (the “Compensation Committee”) determined the pricing was appropriate based on a number of factors, including (i) that the initial tranche of options does not vest until one year of the date of grant, (ii) with the quantity of the shares that would be issued, a block of shares that size could not be liquidated without affecting the market price of the shares, and (iii) the shares would be “restricted shares” and thereafter would be subject to the volume and manner of sale limitations applicable to affiliates under Rule 144 under the Securities Act of 1933.

(3)

On December 28, 2007, the Compensation Committee granted options to Messrs. Calvert and Code under the 2007 Plan, which options vested over three years in equal amounts on the anniversary of the option grant date.

(4)

On April 27, 2009, in an effort to preserve cash and reduce outstanding payables to third parties, officers and board members, the Board offered an option to purchase Common stock in lieu of cash payment to reduce amounts owed. The options may be exercised at $0.50 cents a share, an amount which was 20 cents a share above the 30 cents per share closing price of the Company’s Common stock on April 27, 2009, would be issued pursuant to the 2007 Plan, and would expire April 27, 2012. The expiration date of the options was extended to April 27, 2019 by the board on February 1, 2012. The number of shares of Common stock purchasable pursuant to the option would be equal to three times the dollar amount reduced.  Mr. Calvert and Mr. Code reduced the outstanding amount owed to each by $20,000, and in exchange each received options to purchase 60,000 shares of Common stock. The options issued to Messrs. Calvert and Code are exercisable at $0.55 per share, which is ten percent above the exercise price, per the terms of the 2007 Plan.  Mr. Dargan, our Chief Financial Officer, reduced the outstanding amount owed to him by $12,000, and in exchange received an option to purchase 36,000 shares of Common stock at $0.50 per share.

(5)

On April 27, 2009, New Millennium agreed to accept as payment of $230,658 of the outstanding $380,658 in accrued but unpaid interest an option to purchase 691,974 shares of our Common stock, exercisable at $0.55 cents per share. This option was initially set to expire April 24, 2012, but was extended to April 24, 2019 by the board on February 1, 2012. The remaining $150,000 unpaid interest was paid by the issuance of common stock in August 2010.

(6)

In connection with the engagement agreement with our Chief Financial Officer, Charles K. Dargan II, we issued options to purchase Common stock which are fully vested and expire ten years from the date of issuance.

(7)

On February 1, 2010, the Compensation Committee granted options to Messrs. Calvert, Code, Provenzano and Dargan under the 2007 Plan, which options are exercisable at $0.575 per share, vest immediately and expire ten years from the option grant date.

(8)

On August 4, 2010, in an effort to preserve our cash and reduce outstanding payables, the Board authorized converting outstanding payable amounts owed to Messrs. Provenzano and Dargan into an option to purchase Common stock in lieu of cash payment. The option may be exercised at $0.30 cents a share, was issued pursuant to our 2007 Equity Incentive Plan, and will expire five years from the date of issuance.

We issued an option to Mr. Provenzano to purchase 296,203 shares of our Common stock at $0.30 per share in lieu of $99,240 in unpaid salary obligations that were incurred in fiscal year 2009, and an option to Mr. Dargan to purchase 200,000 shares of our Common stock at $0.30 per share in lieu of $40,000 in unpaid obligations that were incurred in fiscal year 2009.

(9)

On March 17, 2011, the Company’s Compensation Committee issued options pursuant to the Company’s 2007 Equity Incentive Plan to our Secretary and VP of Operations, consistent with management’s recommendations to the committee. In total, options to purchase an aggregate 200,000 shares of the Company’s common stock were issued, at an exercise price of $0.41 per share, the closing price of the Company’s common stock on the date of grant. Each option is fully vested upon issuance and expires ten years from the date of issuance.  The fair value of these options totaled $82,000.

(10)

During 2012, Mr. Dargan, agreed to convert $82,000 of accrued and unpaid salary into a stock option to purchase 410,000 shares of our common stock, at a conversion price of $0.30, vest immediately and expire ten years from the option grant date.

(11)

On July 17, 2013, we entered into an agreement to extend the engagement of Mr. Dargan, and issued him an option to purchase 300,000 shares common stock at $0.30 per share, of which 125,000 shares vested upon issuance, and an additional 25,000 shares each month thereafter

(12)

On June 23, 2014, we entered into an agreement to extend the engagement of Mr. Dargan, and issued him an option to purchase 300,000 shares common stock at $0.63 per share, of which 100,000 shares vested upon issuance, and an additional 25,000 shares each month thereafter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of our Common stock as of April 27, 2015, including rights to acquire beneficial ownership of shares of our Common stock within 60 days of April 27, 2015, by (a) all stockholders known to the Company to be beneficial owners of more than 5% of the outstanding Common stock; (b) each director, (c) each Named Executive Officer, and (d) all directors and executive officers of the Company as a group:

Name and Address of Beneficial Owner (1)	Amount of Beneficial Ownership	Percent of Class (2)

Directors and Officers (3)
Kenneth R. Code (4)	25,035,346	25.2%
Dennis P. Calvert (5)	13,221,865	13.3%
Charles K. Dargan II (6)	2,336,244	2.3%
Joseph L. Provenzano (7)	1,981,242	2.0%
Dennis E. Marshall (8)	1,855,393	1.9%
Gary A. Cox (9)	1,362,062	1.4%
Kent C. Roberts II (10)	1,324,883	1.3%
John S. Runyan (11)	986,908	1.0%
All directors and officers as a group (8 persons)	48,103,943	48.4%

(1)

Except as noted in any footnotes below, each person has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(2)

The Company has only one class of stock outstanding.  The sum of 83,272,238 shares of Common stock outstanding on April 27, 2015, and 16,157,134 shares of Common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for determining the number of shares beneficially owned by the directors and officers, and the directors and officers as a group, and for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

(3)

The address for all directors and the Named Executive Officers is: c/o BioLargo, Inc., 3500 W. Garry Avenue, Santa Ana, California 92704, except for: Kent C. Roberts II’s address is 1146 Oxford Road, San Marino CA 91108; Charles K Dargan II’s address is 8055 W. Manchester Ave., Ste. 405, Playa Del Rey, CA 90293; and John S. Runyan’s address is 30001 Hillside Terrace, San Juan Capistrano, CA 92675.

(4)

Includes 22,139,012 shares owned indirectly by Mr. Code issued on April 30, 2007 to IOWC Technologies, Inc. in connection with the acquisition by the Company of certain intellectual property and other assets on that date. Includes 460,000 shares issuable to Mr. Code upon exercise of options.

(5)

Includes 1,528,695 shares, and an option to purchase 691,974 shares, of common stock held by New Millennium Capital Partners, LLC, which is wholly owned and controlled by Mr. Calvert. Includes 7,733,259 shares issuable to Mr. Calvert upon exercise of the options issued in connection with his employment agreement. Includes 460,000 shares issuable to Mr. Calvert upon exercise of other options granted from time to time by the Company.

(6)	Includes 2,146,000 shares issuable to Mr. Dargan upon exercise of options.

(7)	Includes 826,203 shares issuable to Mr. Provenzano upon exercise of options.

(8)	Includes 1,595,361 shares issuable to Mr. Marshall upon exercise of options.

(9)	Includes 955,867 shares issuable to Mr. Cox upon exercise of options.

(10)	Includes 655,800 shares issuable to Mr. Roberts upon exercise of options.

(11)	Includes 632,670 shares issuable to Mr. Runyan upon exercise of options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has adopted a policy that all transactions between the Company and its executive officers, directors and other affiliates must be approved by a majority of the members of the Board and by a majority of the disinterested members of the Board, and must be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

REPORT OF COMPENSATION COMMITTEE

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate this report. The Compensation Committee has furnished this report on executive compensation for the 2014 fiscal year.

Compensation Program and Philosophy

 The Compensation Committee administers the Company’s executive compensation program. The Compensation Committee has the authority to review and determine the salaries and bonuses of the executive officers of the Company, including the Chief Executive Officer and the other Named Executive Officers, and to establish the general compensation policies for such individuals. The Compensation Committee also has the sole and exclusive authority to make discretionary option grants to all of the Company’s employees under the Company’s equity incentive plans.

 The Compensation Committee operates under a written charter. The duties and responsibilities of a member of the Compensation Committee are in addition to his or her duties as a member of the Board. The charter reflects these various responsibilities, and the Committee is charged with periodically reviewing the charter. The Committee’s membership is determined by the Board and is composed entirely of independent directors. In addition, the Committee has the authority to engage the services of outside advisors, experts and others, including independent compensation consultants who do not advise the Company, to assist the Committee. Mr. Marshall has served as Chairman of the Compensation Committee since April 28, 2006. Mr. Cox also serves on the Compensation Committee. The Compensation Committee met once during the year ended December 31, 2014.

 The Compensation Committee believes that the compensation programs for the Company’s executive officers should reflect the Company’s performance, support the short- and long-term strategic goals and values of the Company, reward individual contribution to the Company’s success and align the interests of the Company’s executive officers with the interests of the Company’s stockholders. The Company is engaged in a very competitive industry, and the Company’s success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals. To that end, it is the view of the Board that the total compensation program for executive officers should consist of all or most of the following components:

•	base salary

•	Bonus

•	equity-based compensation

The Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of the Company’s chief executive officer and the Company’s other executive officers. Typically, our Chief Executive Officer makes compensation recommendations to the Committee with respect to the compensation of our officers, and the Committee may accept or adjust such recommendations in its discretion. In 2013, the Committee considered management’s continuing achievement of its short- and long-term goals versus its strategic imperatives and re-evaluated the executive officer compensation.

Chief Executive Officer Compensation

On April 30, 2007, the Company entered into an employment agreement with Mr. Calvert, pursuant to which, since that time and throughout 2014, Mr. Calvert has served as the President and Chief Executive Officer. On December 28, 2012, we and Mr. Calvert amended his employment agreement such that his salary will remain at $288,603, the level paid in April 2012, with no further automatic increases, his agreement would automatically renew for one year periods on April 30th of each year, but may be terminated “without cause” at any time upon 120 days’ notice, and upon such termination he would not receive the severance originally provided for. All other terms in the 2007 agreement remain the same. Other provisions of Mr. Calvert’s Employment Agreement are discussed elsewhere in this Proxy Statement. See “EXECUTIVE COMPENSATION – Employment Agreements – Dennis P. Calvert” above.

Chief Science Officer Compensation

 On April 30, 2007, the Company entered an employment agreement with Mr. Code, pursuant to which, since that time and throughout 2013, Mr. Code has served as the Company’s Chief Science Officer. On December 28, 2012, we and Mr. Code amended his employment agreement such that his salary will remain at $288,603, the level paid in April 2012, with no further automatic increases, his agreement would automatically renew for one year periods on April 30thof each year, but may be terminated “without cause” at any time upon 120 days’ notice, and upon such termination he would not receive the severance originally provided for. All other terms in the 2007 agreement remain the same. Other provisions of Mr. Code’s employment agreement are discussed elsewhere in this Proxy Statement. See “EXECUTIVE COMPENSATION – Employment Agreements – Kenneth R. Code” above.

Other Executive Compensation

On February 1, 2008, the Company entered into an agreement with Mr. Dargan for his services as the Company’s Chief Financial Officer. This agreement’s initial term of one year has been extended each year, and Mr. Dargan served in such role pursuant to the agreement during 2014. See “EXECUTIVE COMPENSATION – Employment Agreements – Charles K. Dargan, II” above.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance based. Non-performance based compensation paid to the Company’s executive officers for the 2013 fiscal year did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to the Company’s executive officers for the 2015 fiscal year will exceed that limit. Because it is unlikely that the cash non-performance based compensation payable to any of the Company’s executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company’s executive officers. The Compensation Committee will reconsider this decision should the individual cash non-performance based compensation of any executive officer ever approach the $1 million level.

Submitted by the Compensation Committee:

/s/ Dennis E. Marshall, Chair
/s/ Gary A. Cox

MATTER II

 ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are requesting your advisory approval of the compensation of our named executive officers as disclosed in the “Executive Compensation” discussion and analysis, the compensation tables, and the narrative discussion set forth in this Proxy Statement. This non-binding advisory vote is commonly referred to as a “say on pay” vote. The next non-binding advisory vote on executive compensation will occur at our 2016 Annual Meeting of Stockholders. While this vote is advisory, and not binding on our company, it will provide information to our Compensation Committee ("Compensation Committee") and management regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will consider when evaluating compensation for the remainder of 2015 and determining executive compensation for future years.

 As described more fully in the Compensation Discussion and Analysis portion of this proxy, our executive compensation program has been designed to attract, motivate and retain individuals with the skills needed to formulate, implement and execute strategy to further the creation of stockholder value. In 2012, we amended the compensation arrangements with our two most highly compensated officers to freeze their salaries to April 2012 levels, remove potentially lucrative severance packages, and allow for their termination upon 120 days’ notice.

 We encourage you to carefully review the “Executive Compensation” discussion beginning on page 9 of this Proxy Statement for additional details on our executive compensation, including our compensation philosophy and objectives, as well as the processes our Compensation Committee used to determine the structure and amounts of the compensation of our named executive officers.

 We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to vote “FOR” the approval, on an advisory basis, of the following resolution at the Annual Meeting:

 “RESOLVED, that the compensation paid to BioLargo, Inc.’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission's compensation disclosure rules, including the “Executive Compensation” discussion and analysis, the compensation tables and the narrative discussion set forth in the Proxy Statement, is hereby approved.”

 While the results of this advisory approval are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for named executive officers.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

MATTER III

RATIFICATION OF SELECTION OF

INDPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Haskell & White LLP audited our financial statements for the years ended December 31, 2013 and 2014. Our Audit Committee has again selected Haskell & White LLP as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2015. Haskell & White LLP has represented to us that it is independent with respect to the Company within the meaning of the published rules and regulations of the SEC.

Although ratification by stockholders is not required by law, the Board of Directors has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding its selection, the Audit Committee of the Board of Directors, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interest of BioLargo and its stockholders. If the stockholders do not ratify the appointment of Haskell & White LLP, the Audit Committee of the Board of Directors may reconsider its selection.

The Board of Directors expects that representatives of Haskell & White LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Vote Required

If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to ratify the appointment of Haskell & White LLP as our independent registered public accounting firm. Abstentions will have the effect of a vote “against” the ratification of Haskell & White LLP as our independent registered public accounting firm. Broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF HASKELL & WHITE LLP AS OUR INDEPENDENT PUBLIC ACCOUNTING FIRM FOR THE 2015 FISCAL YEAR.

Principal Accountant Fees and Services

The following table summarizes the fees billed by Haskell & White, LLP, our principal accountant engaged to audit our financial statements for the years ended December 31, 2013 and 2014, for professional services rendered to the Company and its subsidiaries during 2013 and 2014.

	Amount Billed
Type of Fee	Fiscal Year 2013	Fiscal Year 2014
Audit Fees(1)	$64,105	$63,000
Audit-Related(2)	—	—
Total	$64,105	$63,000

(1)

This category consists of fees for the audit of our annual financial statements included in our annual report on Form 10-K and review of the financial statements included in the Company’s quarterly reports on Form 10-Q. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” on internal control matters.

(2)

Represents services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years, aggregate fees charged for assurance and related services that are reasonably related to the performance of the audit and are not reported as audit fees. These services include consultations regarding Sarbanes-Oxley Act requirements, various SEC filings and the implementation of new accounting requirements.

REPORT OF AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein, and shall not be deemed to be soliciting material or otherwise deemed filed under either such Act.

The Audit Committee is currently comprised of two independent directors, both of whom are independent under the rules of the SEC and Nasdaq. Mr. Marshall serves as Chairman of the Audit Committee. Mr. Cox also serves on the Audit Committee. The Board has determined that Mr. Marshall qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended. The duties and responsibilities of a member of the Audit Committee are in addition to his or her duties as a member of the Board. The Audit Committee operates under a written charter, a copy of which is available on our corporate website, www.biolargo.com. The Audit Committee met five times during 2014.

The Audit Committee’s primary duties and responsibilities are to:

●	engage the Company’s independent registered public accounting firm,

●	monitor the independent registered public accounting firm’s independence, qualifications and performance,

●	pre-approve all audit and non-audit services,

●	monitor the integrity of the Company’s financial reporting process and internal control systems,

●	provide an open avenue of communication among the independent registered public accounting firm, financial and senior management of the Company and the Board, and

●	monitor the Company’s compliance with legal and regulatory requirements, contingent liabilities, risk assessment and risk management.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

 In carrying out these responsibilities, the Audit Committee monitored the Company’s operational effectiveness regarding the progress and completion of the implementation of the Company’s internal controls.

 In overseeing the preparation of the Company’s financial statements, the Audit Committee met with the Company’s Chief Financial Officer and management, and held meetings with the Company’s independent registered public accounting firm, both in the presence of management and privately, to review and discuss all financial statements prior to their issuance, the overall scope and plans for the preparation of the financial statements and respective audit, and the evaluation of the Company’s internal controls and significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the statements with both management and the Company’s independent registered public accounting firm. In accordance with Section 204 of the Sarbanes-Oxley Act of 2002 and the Public Company Accounting Oversight Board (“PCAOB”) Audit Standard No. 16 (Communications with Audit Committees) , the Audit Committee has discussed with the Company’s independent registered public accounting firm all matters required to be discussed under the Sarbanes-Oxley Act and the foregoing standards.  In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

With respect to the Company’s independent registered public accounting firm, the Audit Committee, among other things, discussed with Haskell & White LLP matters relating to their independence, including the written disclosures made to the Audit Committee as required by the PCAOB Rule 3526, Communications with Audit Committees Concerning Independence.  The Audit Committee also reviewed and approved the audit fees of Haskell & White LLP.

On the basis of these reviews and discussions, the Audit Committee (i) appointed Haskell & White LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014 and (ii) recommended to the Board that the Board approve the inclusion of the Company’s audited financial statements in the Form 10-K for the year ended December 31, 2014 for filing with the SEC.

Submitted by the Audit Committee:

/s/ Dennis E. Marshall, Chair
/s/ Gary A. Cox

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Annual Report

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before June 10, 2015 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: If you choose to vote these shares in person at the meeting, you must request a "*legal proxy.*" To do so, please follow the instructions at *www.proxyvote.com* or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com.* Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form.

0000247645_2 R1.0.0.51160